Exhibit 99.1

Inari Medical Announces Promotion of Drew Hykes to Chief Operating Officer

IRVINE, CALIFORNIA – September 17, 2020 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”) a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today announced the promotion of Drew Hykes to Chief Operating Officer, effective September 1, 2020.  In his expanded role, Mr. Hykes will now have responsibility for Research, Product Development, Manufacturing, Operations, Quality and Regulatory, in addition to the Commercial functions.

Mr. Hykes joined Inari as Chief Commercial Officer in September 2017.  Prior to Inari, Mr. Hykes served as the VP of Commercial Operations at Sequent Medical where he led the commercialization strategy for the WEB Aneurysm Embolization system from early prototype to broad adoption in the European market.  Prior to Sequent, Mr. Hykes spent twelve years at Medtronic in various roles including the VP of Marketing and VP of Clinical and Regulatory for the AF Solutions business, and Director of Investor Relations.  Prior to Medtronic, he spent four years at ABN AMRO bank in Chicago focused on healthcare transactions.  He received his B.B.A. from the University of Wisconsin Madison and an M.B.A. from Harvard Business School.

“Drew has had a significant impact on our commercial success over the last three years,” said Bill Hoffman, CEO of Inari Medical. “Under Drew’s leadership, we have rapidly built a highly effective and efficient commercial organization dedicated to improving the lives of patients suffering from venous thromboembolism.  This promotion not only recognizes this record of accomplishment, but his passion for Inari’s mission.”

"It's an honor to continue to help Inari Medical bring new technologies to many more patients," said Hykes. “We have built an outstanding organization, with talented people fully dedicated to changing the lives of patients."

About Inari Medical, Inc.
Inari Medical, Inc. is a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases.

Inari is focused on treating venous thromboembolism and improving the quality of life of patients suffering from this disease by safely and effectively removing blood clots. Inari has developed two minimally-invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The ClotTriever system is 510(k)-cleared by the FDA for thrombectomy in the peripheral vessels and is used to treat patients suffering from deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA for the treatment of pulmonary embolism.

Investor Contact:
Westwicke Partners
Caroline Corner
Phone +1-415-202-5678
caroline.corner@westwicke.com